SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 27, 2007

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

        New York    13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation or organization)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Disclosure of Results of Operations and Financial Condition.

On February 27, 2007, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the fourth quarter and year ended December 31, 2006.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

99.1 Press Release dated February 27, 2007

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated: March 2, 2007

By:       /s/ DAVID P. EDELMAN

Name:  David P. Edelman

Title:    Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated February 27, 2007

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions, Inc. Announces 4Q and Full Year 2006 Results

Full Year Revenues Increase to Record $536.5 Million

Fourth Quarter Operating Income Increases 11.8% to 11.6 Million

Board Approves Quarterly Dividend of $0.18 Per Share

New York, New York, February 27, 2007 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the fourth quarter and full fiscal year ended December 31, 2006.  The company’s fourth quarter revenues were $135.0 million, up slightly from the year ago quarter.  Fourth quarter earnings per fully-diluted share were $0.39 ahead of the year ago $0.37 per share.

The Company noted (see table I, below) that non-GAAP earnings per share would have been $0.43 for the fourth quarter of 2006 versus $0.35 in the prior year period, an increase of 23% excluding employee stock options and restricted stock expense and non-recurring tax benefits from the year-over-year fourth quarter comparison.

Full-year revenues increased 3.6% to a record level of $536.5 million.  Full-year 2006 earnings per diluted share were $1.31 versus $1.65 in fiscal 2005.

Again, the company noted (see table I, below) that non-GAAP earnings per share for fiscal 2006 would have been $1.38 versus $1.54 in fiscal 2005 excluding employee stock options and restricted stock expense and non-recurring tax benefits from the year-over-year comparison.

Kenneth Cole, Chairman and Chief Executive Officer, commented, “While we are pleased we were able to achieve our financial plan, increase our operating margin and further enhance our brands, we recognize that much work remains to be done.  We look forward to achieving continued future progress with a stronger and more experienced management team than ever before.”

Fourth quarter wholesale revenues were $63.9 million, up 3.5% versus the prior year’s level of $61.8 million.  Consumer direct revenues for the fourth quarter increased slightly to $58.5 million versus the same quarter last year with a comparable store sales decline of 4.0% versus the year-ago quarter.  Licensing revenue for the fourth quarter decreased 4.9% to $12.6 million versus $13.3 million in the same quarter of the prior year due to the transition of certain of our sportswear licenses.

Gross margin for the fourth quarter was 45.5%, versus the year-ago level of 46.8%, primarily due to the decline in licensing revenues as a percentage of the mix and a slight decrease in wholesale gross margins.

SG&A expense for the fourth quarter improved to 36.9% of net revenues versus 39.0% in the year-ago quarter due to tighter control of operating expenses.  As a result, operating income increased 11.8% to $11.6 million in the fourth quarter, versus $10.4 million in the prior year quarter.

The Company’s consolidated inventories increased 1.8% to $46.3 million on December 31, 2006 versus the year ago level of $45.5 million, in-line with the sales increase in the quarter.  Consumer direct inventories decreased 11.5%, while wholesale inventories increased 16.6% to $25.0 million, due to the planned early receipt of goods.  The Company is comfortable that its inventory is current.

The Company announced today that its board of directors had approved its quarterly dividend of $0.18 per share.  The dividend is payable on March 23, 2007 to shareholders of record as of March 8, 2007.

Also today, the Company announced guidance for the first quarter of 2007 with EPS in the range of $0.15 to $0.18 per fully diluted share.  The Company expects revenues in the range of $124 to $128 million.

The Company also noted that this guidance for the first quarter includes approximately $0.05 per share of employee stock options and restricted stock expense and that the year ago earnings of $0.15 per share included $0.02 per share of options and restricted stock expense.

TABLE I

	Q4 2006 Actual	Q4 2005 Actual	Full yr. 2006 Actual	Full yr. 2005 Actual
GAAP EPS	$0.39	$0.37	$1.31	$1.65
Tax Benefit	--	($0.04)	($0.03)	($0.15)
Options/Stock	$0.04	$0.02	$0.10	$0.04
Non-GAAP EPS*	$0.43	$0.35	$1.38	$1.54

* In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for its actual results in the fourth quarters and full-years for 2005 and 2006.  This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses/benefits that the Company believes are not indicative of the Company's core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the above table.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the registered trademarks KENNETH COLE NEW YORK, KENNETH COLE REACTION, UNLISTED and TRIBECA as well as footwear under the proprietary trademark GENTLE SOULS and under the licensed trademark BONGO. The company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel, as well as fragrances, timepieces, eyewear, and several other accessory categories. The company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumer catalogs and e-commerce. Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

        Quarter Ended

                     Year Ended

(In thousands, except

share and per share

amounts)

          12/31/06                   12/31/05

 12/31/06            12/31/05

Net sales	$ 122,365	$ 119,767	$ 492,282	$ 474,060

Licensing and other revenue	12,609	13,264	44,217	43,983

Net revenue	$ 134,974	$ 133,031	$ 536,499	$ 518,043

Gross profit	61,422	62,248	231,827	234,316

Selling, gen’l & administrative	49,851	51,895	194,839	188,953

Operating income	11,571	10,353	36,988	45,363

Interest income	1,219	847	4,875	4,151

Income before taxes	12,790	11,200	41,863	49,514

Income tax expense	4,796	3,724	15,098	15,988

Net income	$ 7,994	$ 7,476	$ 26,765	$ 33,526

Net income per share: Basic	$ 0.40	$0.37	$ 1.34	$ 1.69

Net income per share: Diluted	$ 0.39	$0.37	$ 1.31	$ 1.65

Average shares outstanding: Basic	19,990,000	20,018,000	20,046,000	19,888,000

Average shares outstanding: Diluted	20,292,000	20,362,000	20,396,000	20,318,000

Balance Sheet Data:	12/31/06 12/31/05			12/31/04
Cash & Marketable Securities	$ 117,691	$ 130,147	$ 120,014
Due from Factor/Accounts Receivable	55,177	52,666	51,914
Inventory	46,274	45,465	47,166
Total Assets	361,113	340,671	304,587
Working Capital	169,862	187,106	173,007
Accounts Payable	36,554	31,129	35,767
Long-term Debt	0	0	0
Total Shareholders’ Equity	257,676	244,660	216,528